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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

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               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                                 CIBER, INC.
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            (Exact name of registrant as specified in its charter)


               Delaware                                 38-2046833
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


5251 DTC Parkway, Suite 1400, Englewood, Colorado                    80111
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   (Address of principal executive offices)                        (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                 Name of each exchange on which
         to be registered                    each class is to be registered
         -------------------                 ------------------------------

     Common Stock $.01 Par Value             New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES
         TO BE REGISTERED

         COMMON STOCK $.01 PAR VALUE

         The capital stock of CIBER, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.01 per share. Holders of Common Stock are entitled to one vote per share at all meetings of shareholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

         Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions: (1) provide that only the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Executive Vice President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors have the power to call a Special Meeting of shareholders; (2) include the availability of 5,000,000 shares of "blank check" preferred stock to be issued (from time to time) by the Board of Directors; (3) provide for a classified Board; (4) provide that all shareholder proposals (including nominations) must be made by written notice and on a timely basis; and (5) provide that action by written consent may be taken by shareholders holding not less than two-thirds of the outstanding shares of Common Stock. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

ITEM 2.  EXHIBITS.

         1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            CIBER, INC.



Date: June 17, 1997                         By: /s/ MAC J. SLINGERLEND
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                                                Mac J. Slingerlend
                                                President and Chief
                                                Operating Officer